[Fleet National Bank Letterhead]

The Talbots, Inc. February 28, 2002 1 Talbots Drive Hingham, MA 02043

Attention:	Mr. Edward L. Larsen Senior Vice President, Finance Chief Financial Officer and Treasurer
Dear Ed: This letter will serve to confirm that Fleet National Bank (the “Bank”) holds available for The Talbots, Inc. (the “Company”) uncommitted, discretionary credit facilities as follows:

(a)	an aggregate $100,000,000.00 line of credit for the issuance of documentary letters of credit to support the importation of goods into the United States from Hong Kong and other Asian countries, and

(b)	an aggregate $5,000,000.00 money market line of credit for discretionary advances (such advances are herein sometimes referred to as “advances” and/or “loans”); and

(c)	a $10,000,000.00 line for foreign exchange transactions including 12 month forward contracts; and

(d)	an aggregate $5,000,000.00 line of credit for the issuance of standby letters of credit.

                   Availability under all such facilities shall expire on February 28, 2003. No money market advance shall have a maturity date beyond February 28, 2003. No documentary or standby letter of credit expiration may extend beyond April 30, 2003. Documentary letters of credit will be payable at sight and shall be priced as follows based on the location of the issuance:

Boston	Hong Kong
Issuing Fee:	U.S. $25*	Waived
Negotiation Fee:	The greater of 1/8% or U.S. $70	Waived
Amendment Fee:	U.S. $25*	Waived
*Plus Cable Fee:

                   Each documentary letter of credit issued under this facility will be governed additionally by a continuing Commercial Letter of Credit Agreement and a Master Trade Key Agreement between the Company and the Bank, and such other documentation that the Bank may require from time to time.

                   Any standby letter of credit issued under this facility will be governed by our existing Standby Letter of Credit Agreement and such other documentation that the Bank may require from time to time.

                   Each money market advance under this facility will bear interest at fixed interest rates quoted by Fleet National Bank with interest period maturities of up to 180 days; provided, however, that no such money market advance shall have an interest period that extends beyond the expiration of this line of credit. Each moneymarket advance must be for an amount of not less than $1,000,000.00, and the aggregate amount of all advances outstanding at any time under this arrangement may not exceed $5,000,000.00. This arrangement is not a commitment to lend, and from time to time the Bank may not quote rates on some or all interest period maturities.

                   We agree that upon your advice by telephone to our Money Market Desk that you wish to borrow money under this facility and our agreement to lend, we will forthwith lend you such amount at the quoted rate of interest by crediting such amount to your demand deposit account with us, or, upon your instructions, by wiring such amount to such other account as you may direct. Borrowings will be evidenced by a Promissory Note in the form attached hereto. Each borrowing and the corresponding information will be recorded the day of the telephone call on the Note Schedule (as defined in the Promissory Note) attached to the Promissory Note. Our advices of credit and debit will be additional evidence of borrowings. You authorize us to keep the official record of all borrowings under this “money market” lending arrangement in the format described above, and you agree that this record shall be prima facie evidence of the amount of the borrowings under this facility.

                   No voluntary prepayment of money market loans will be permitted. If any money market loans are paid on a date other than the last day of the applicable interest period (whether by reason of voluntary prepayment, acceleration or otherwise), the Company shall compensate the Bank for any funding losses and other costs (including lost profits) incurred as a result of such prepayment as set forth in the Promissory Note.

                   This letter and the Promissory Note evidence your promise to pay all such borrowings with interest on their respective maturity dates. This “money market” lending arrangement remains in force until February 28, 2003.

                   If the foregoing satisfactorily sets forth the terms and conditions of our lines of credit, please execute and return this letter. We are pleased to provide these lines to Talbots, and look forward to the ongoing development of our relationship.

Sincerely, Fleet National Bank By: SUZANNE CHOMICZEWSKI —————————————— Suzanne Chomiczewski, Vice President Retail & Apparel Division

Accepted: The Talbots, Inc. By: EDWARD L. LARSEN —————————————— Edward L. Larsen Senior Vice President, Finance Chief Financial Officer and Treasurer Date: